SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2008

eDiets.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30559	56-0952883
(Commission File Number)	(IRS Employer Identification No.)

1000 Corporate Drive

Suite 600

Fort Lauderdale, FL 33334

(Address of Principal Executive Offices) (Zip Code)

(954) 360-9022

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 30, 2008, eDiets.com, Inc. (“the Company”) entered into a three-year employment agreement (“Employment Agreement”) with Kevin McGrath, the Company’s CEO and President. Under the terms the Employment Agreement, Mr. McGrath is entitled to an annual base salary of $325,000 and a discretionary bonus based upon performance targets to be established by the Company’s Board of Directors (the “Board”). Additionally, the Agreement provides that Mr. McGrath was granted 450,000 stock options (“Options”) which shall vest ratably in increments of  1/3 over three years and 425,000 shares of Restricted Stock which shall vest according to terms to be established by the Board

The Company may terminate the Employment Agreement “for cause,” as defined therein, or without cause. Mr. McGrath may terminate the Employment Agreement for “good reason,” as defined therein, or without good reason upon 90 days’ notice. Upon termination by the Company without cause not within twelve (12) months following a “change of control,” as defined therein, or by Mr. McGrath for good reason not within three months following a change of control, the Company will be obligated to pay Mr. McGrath a severance allowance of an amount equal to twelve months’ of Mr. McGrath’s base salary, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions. Upon termination by the Company without cause within twelve months following a change of control or by Mr. McGrath for good reason within three months following a change of control, the Company will be obligated to pay Mr. McGrath a severance allowance of an amount equal to twelve months’ of Mr. McGrath’s base salary, plus all accrued but unpaid allowances, expense reimbursements, bonuses, and commissions, to vest all unvested options and restricted stock, and to pay Mr. McGrath a bonus equal to 50% of his base salary.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Employment Agreement is provided to give investors information regarding the Employment Agreement’s terms. It is not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Employment Agreement were made only for purposes of the Employment Agreement and as of specific dates, were solely for the benefit of the parties to that Employment Agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Employment Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Employment Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under this Employment Agreement and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 1.02	Termination of Material Definitive Agreement.

On December 30, 2008 the employment agreement between the Company and Stephen Rattner, the Company’s former President and Chief Executive Officer, was terminated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2008 Mr. McGrath, 55, was appointed President and Chief Executive Officer of the Company and was appointed to the Company’s Board of Directors. From 2004 through 2007, Mr. McGrath was President and CEO of Digital Angel Corporation, a manufacturer of animal identification products and satellite based search and rescue equipment. From 1996 through 2003 Mr. McGrath was Chairman and CEO of DIRECTTV Latin America, LLC, a pay television provider in Latin America. Also, on December 30, 2008, Stephen Rattner resigned as President and Chief Executive Officer and from the Board of Directors.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

10.1	Employment Agreement dated December 30, 2008, by and among eDiets.com, Inc. and Kevin McGrath

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Thomas Hoyer
Thomas Hoyer
Chief Financial Officer

Date: January 5, 2009

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement dated December 30, 2008 by and among eDiets.com, Inc. and Kevin McGrath